Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER NET LOSS
ON REDUCED VOLUME AND RESTRUCTURING CHARGES

Company Strengthens Cash Position

HUTCHINSON, Minn., Jan. 27, 2009 (GLOBE NEWSWIRE) – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $64.1 million, or $2.79 per diluted share, on net sales of $119.7 million for its fiscal 2009 first quarter ended December 28, 2008.  Results for the quarter included:

•	Asset impairment charges of $32.3 million related to manufacturing equipment in the company’s assembly and components operations;
•	Severance costs of $19.5 million related to a workforce reduction of approximately 1,380;
•	A $12.2 million gain on the previously announced repurchase of $59.9 million par value of the company’s 2.25% Convertible Subordinated Notes due 2010; and
•	A $2.4 million net gain related to the valuation of the company’s auction-rate securities portfolio.

Excluding these items, Hutchinson Technology’s net loss for the fiscal 2009 first quarter would have been $26.8 million, or $1.17 per diluted share.

In the comparable fiscal 2008 period, the company reported net income of $2.3 million, or $0.09 per diluted share, on net sales of $173.1 million.  Diluted earnings per share for the quarter were reduced approximately $0.05 by a pre-tax litigation charge of $2.5 million.

Wayne M. Fortun, president and chief executive officer, said the company has taken a number of actions to adjust to weakened demand and uncertain future market conditions.  “Our immediate focus has been on reducing costs and strengthening our cash position,” said Fortun.  “We’ve made structural changes that consolidate certain operations, lower our fixed costs and preserve cash so that we can meet our debt obligations and make strategic investments as needed,” he said.  “These actions should generate $110 million to $125 million in annualized cost savings and reduce our expected loss in fiscal 2009 without compromising our leadership in technology, quality and speed to volume.  We believe we are well positioned to improve our financial results when demand growth resumes.”

The company’s total cash and investments at the end of the fiscal 2009 first quarter totaled $299 million, compared with $263 million at the end of the preceding quarter.  “We strengthened our cash position by obtaining a loan against our auction-rate securities portfolio and improved our debt structure by repurchasing some of our convertible debt on favorable terms,” said John A. Ingleman, Hutchinson Technology’s chief financial officer.  In December 2008, the company entered into a settlement to provide liquidity for the company’s auction-rate securities held with UBS affiliates.  As part of the settlement, the company accessed a $59.5 million line of credit that will be treated as a no-net-cost loan secured only by its auction-rate securities held with UBS affiliates.  As previously reported, the company also repurchased $59.9 million par value of its 2.25% Convertible Subordinated Notes due 2010 for approximately $48 million, including accrued interest, resulting in the $12.2 million gain noted above.  As previously announced, the company also has reduced its planned fiscal 2009 capital spending from $60 million to $40 million.

The company shipped approximately 155 million suspension assemblies in its fiscal 2009 first quarter, as demand declined sharply in the second half of the quarter.  Suspension assembly shipments totaled approximately 209 million in the preceding quarter and 213 million in the fiscal 2008 first quarter.

The decline in fiscal 2009 first quarter net sales reduced the company’s ability to cover its fixed costs and resulted in gross margin of zero percent, compared to 10 percent in the preceding quarter and 19 percent in the fiscal 2008 first quarter.  Due to continued yield improvements and reductions in unit costs, the gross profit burden of ramping TSA+ flexure production declined to $9.5 million in the fiscal 2009 first quarter compared with $11.0 million in the preceding quarter.

Including the above-mentioned asset impairment charges and severance costs, the company incurred an operating loss of $77.2 million in the fiscal 2009 first quarter, compared to an operating loss of $10.5 million in the preceding quarter and an operating profit of $2.0 million in the fiscal 2008 first quarter.

As announced last week, the company will close its assembly operation in Sioux Falls, South Dakota over the next three months.  In addition, the company is planning to further reduce the workforce at its Eau Claire, Wisconsin components operation by approximately 100 employees.  The company estimates that its financial results for its fiscal 2009 second quarter ending March 29, 2009 will include $10 million to $18 million of asset impairment charges, severance charges and other costs related to these restructuring actions.

Disk Drive Components Division

The company estimates that it maintained its overall suspension assembly market share during the fiscal 2009 first quarter, according to Kathleen Skarvan, president of the company’s Disk Drive Components Division.  “We believe the weakened demand we saw in the quarter resulted primarily from a decline in disk drive shipments and a reduction of inventories in the supply chain,” said Skarvan.

Skarvan said the company increased its production of TSA+ suspension assemblies compared with the preceding quarter due to the improved reliability, yields and output of the TSA+ volume production line.  “Our continuous focus on process optimization has begun to reduce the financial burden of ramping our TSA+ production process,” said Skarvan.

As part of the restructuring initiative, Skarvan said that the company is consolidating some of its component and assembly manufacturing.  “This realignment will enable us to reduce our production costs, further improve our overall operating efficiency and retain our ability to respond to customer requirements,” said Skarvan.

Skarvan said visibility regarding future suspension assembly demand is very limited.  “As a result of expected declines in worldwide disk drive shipments in the seasonally weaker March quarter, suspension assembly demand is likely to remain weak and pricing to be aggressive,” said Skarvan.

BioMeasurement Division

The company’s BioMeasurement Division nearly doubled the number of InSpectraTM StO2 Tissue Oxygenation monitors placed in the first quarter compared to the number placed in the preceding quarter, as the division continued to add customers and expand the installed base of monitors.  Net sales for the division totaled $265,000 in the fiscal 2009 first quarter compared with $445,000 in the preceding quarter.  The decline occurred primarily because the majority of first quarter monitor placements were on a pay-per-use basis rather than outright sales of the monitors.

Rick Penn, president of the BioMeasurement Division, said that the company continues to expand InSpectra StO2 monitoring to new applications beyond trauma medicine.  “Our marketing and clinician education efforts are advancing the understanding of the clinical and economic benefits of using InSpectra StO2 as a guide to managing treatment in a wide range of critical care settings,” said Penn.  “These benefits include more effective use of fluids and blood products, avoidance of invasive procedures and associated complications, shorter intensive care unit and hospital stays and overall increased staff productivity.”

Penn said that while the company continues to expand its customer base in trauma medicine, more than half of the prospective customers currently evaluating InSpectra StO2 are considering it for use in emergency medicine, intensive care or operating room applications.  “These applications have high patient volumes that can be expected to generate strong sensor sales in the future,” added Penn.

Fiscal 2009 net sales for the BioMeasurement Division are expected to reach $3 million to $5 million.  As a result of the expected increase in sales and the company’s restructuring actions, the division’s operating loss is expected to decline in fiscal 2009.

Summary

Fortun said that while near-term business conditions are expected to remain difficult, he is confident the company is positioned for improved financial performance when demand growth resumes.  “The cost reductions achieved through our restructuring actions will help offset an expected revenue decline in fiscal year 2009 while improving our overall operating efficiency,” said Fortun.  “In addition, the strengthening of our cash position will enable us to effectively manage through the current market and economic conditions.  We are deeply grateful for the hard work and contributions of the colleagues whose positions we had to eliminate in our restructuring efforts, and we appreciate the dedication and commitment of the people continuing with the company as we manage through current business and economic conditions.”

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, January 27, 2009.  Individual investors and news media may participate in the conference call live via the webcast.  The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of disk drives and the company’s products, selling price, manufacturing consolidation, workforce reductions, manufacturing efficiencies, production capability and costs, product and process development, product commercialization and adoption, cash management, capital expenditures, cost savings, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 28,	December 30,
	2008	2007

Net sales	$119,671	$173,077

Cost of sales	119,804	140,160

Gross (loss) profit	(133)	32,917

Research and development expenses	8,883	10,410

Selling, general and
administrative expenses	16,416	18,363

Severance expenses	19,527	-
Asset impairment charge	32,280	-
Litigation charge	-	2,494

(Loss) income from operations	(77,239)	1,650

Interest expense	(2,734)	(2,960)

Interest income	1,259	4,273

Gain on extinguishment of debt	12,175	-

Other income, net	2,727	641

(Loss) income before income taxes	(63,812)	3,604

Provision for income taxes	265	1,314

Net (loss) income	$(64,077)	$2,290

Basic (loss) earnings per share	$(2.79)	$0.09

Diluted (loss) earnings per share	$(2.79)	$0.09

Weighted-average common
shares outstanding	22,996	26,240

Weighted-average common
and diluted shares outstanding	22,996	26,404

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	December 28,	September 28,
ASSETS	2008	2008
Current assets:
Cash and cash equivalents	$176,216	$62,309
Short-term investments	28,651	108,944
Trade receivables, net	58,565	100,928
Other receivables	7,231	8,847
Inventories	77,025	76,459
Other current assets	5,988	7,326
Total current assets	353,676	364,813
Long-term investments	94,570	92,166
Property, plant and equipment, net	371,573	415,088
Other assets	8,171	9,220
	$827,990	$881,287

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$1,470	$1,444
Accounts payable	17,896	26,519
Accrued expenses	17,311	14,537
Accrued compensation	38,747	21,178
Total current liabilities	75,424	63,678
Long-term debt, less current maturities	61,653	2,498
Convertible subordinated notes	315,066	375,000
Other long-term liabilities	1,301	3,009
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 22,996,000 and 22,941,000
issued and outstanding	230	229
Additional paid-in capital	374,062	371,965
Accumulated other comprehensive (loss)	(1,446)	(869)
Accumulated earnings	1,700	65,777
Total shareholders' investment	374,546	437,102
	$827,990	$881,287

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 28,	December 30,
	2008	2007
Operating activities:
Net (loss) income	$(64,077)	$2,290
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	23,698	27,811
Stock-based compensation	1,557	1,224
Provision for deferred taxes	-	1,198
Gain on long-term investments	(2,404)	-
Impairment of assets	32,280	-
(Loss) gain on disposal of assets	47	(14)
Severance and other expenses	19,527	-
Gain on extinguishment of debt	(12,175)
Litigation charge	-	2,494
Changes in operating assets and liabilities	35,178	181
Cash provided by operating activities	33,631	35,184

Investing activities:
Capital expenditures	(11,846)	(18,417)
Purchases of marketable securities	(1,652)	(492,276)
Sales/maturities of marketable securities	81,811	487,777
Cash provided by (used for) investing activities	68,313	(22,916)

Financing activities:
Repayments of long-term debt	(48,110)	(438)
Net proceeds from loan	59,532	-
Net proceeds from issuance of common stock	541	6,512
Cash (used for) provided by financing activities	11,963	6,074

Net increase in cash and cash equivalents	113,907	18,342

Cash and cash equivalents at beginning of period	62,309	64,509

Cash and cash equivalents at end of period	$176,216	$82,851

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 28,	December 30,
	2008	2007

Net income (loss) income (A)	$(64,077)	$2,290
Plus: interest expense on convertible
subordinated notes	-	-
Less: additional profit sharing expense and
income tax provision	-	-
Net income available to common shareholders (B)	$(64,077)	$2,290

Weighted average common shares outstanding (C)	22,996	26,240
Dilutive potential common shares		164
Weighted average common and diluted shares
outstanding (D)	22,996	26,404

Basic earnings per share [(A)/(C)]	$(2.79)	$0.09
Diluted earnings per share [(B)/(D)]	$(2.79)	$0.09

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 28,	December 30,
	2008	2007

Net (loss) income - GAAP	$(64,077)	$2,290
Add asset impairment charge	32,280	-
Add severance expenses	19,527	-
Subtract gain on extinguishment of debt	(12,175)	-
Subtract gain on long-term investments	(2,404)	-
Net (loss) income - Adjusted	$(26,849)	$2,290

Net income per common share – Adjusted:

Basic (loss) earnings per share	$(1.17)	$0.09
Diluted (loss) earnings per share	$(1.17)	$0.09

Weighted average common and common equivelent shares outstanding:

Basic	22,996	26,240
Diluted	22,996	26,404

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Investor Relations Manager	Corporate Communications Director
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823